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Exhibit 99.1 Barnes Group Inc. 123 Main Street Bristol, CT 06010

NEWS RELEASE

BARNES GROUP INC. REPORTS
THIRD QUARTER 2015 FINANCIAL RESULTS

▪	Net Sales of $291 million, down 8%; Organic Sales down 5%

▪	Operating Margin of 15.0%; Adjusted Operating Margin of 16.6%, up 10 bps

▪	Diluted EPS from Continuing Operations of $0.61, down 2%;

▪	Adjusted Diluted EPS from Continuing Operations of $0.61, down 5%

▪	2015 EPS from Continuing Operations Guidance Updated to $2.40 to $2.45 per diluted share; On an Adjusted Basis, $2.42 to $2.47 per diluted share, up 3% to 5%

BRISTOL, Conn., October 23, 2015 - Barnes Group Inc. (NYSE: B), an international industrial and aerospace manufacturer and service provider, today reported financial results for the third quarter of 2015. Net sales of $291 million were down 8% from $318 million in the third quarter of 2014. Negative organic growth of approximately 5%, coupled with unfavorable foreign exchange of 5%, was only partially offset by acquisition revenues of 1%. Income from continuing operations for the third quarter was $33.7 million, or $0.61 per diluted share, compared to $34.3 million, or $0.62 per diluted share in the prior year period. On an adjusted basis, income from continuing operations was $0.61 per diluted share, down 5% from $0.64 a year ago. Third quarter 2015 adjusted income from continuing operations excludes a $2.8 million pre-tax charge, or $0.03 per diluted share, related to a contract termination dispute in our Aerospace Segment, $1.9 million pre-tax, or $0.02 per diluted share, of Thermoplay short-term purchase accounting adjustments and transaction costs in our Industrial Segment, and a $3.0 million benefit, or $0.05 per diluted share, from a tax refund in the quarter. Last year’s third quarter adjusted income from continuing operations excludes $0.9 million pre-tax of Männer short-term purchase accounting adjustments and $0.5 million pre-tax costs related to the closure of production operations at Associated Spring’s Saline, Michigan facility, collectively worth $0.02 per diluted share.
A table reconciling third quarter 2015 and 2014 non-GAAP adjusted results presented in this release to our GAAP results is included at the end of this press release.
“Barnes Group experienced a challenging quarter as overall macro-economic conditions weighed on the industrial end markets we serve tempering our outlook for the remainder of the year,” said Patrick J. Dempsey, President and Chief Executive Officer of Barnes Group Inc. “In addition, lower than expected deliveries and a contract termination dispute in our Aerospace business impacted the quarter’s performance. Accordingly, we are taking deliberate and decisive actions to manage our business in this lower organic growth environment; leveraging the Barnes Enterprise System to further increase productivity while executing our strategy by adding intellectual property based businesses, like Thermoplay and Priamus, to strengthen our position and create superior value for our customers,” added Dempsey.

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Industrial

•
Third quarter 2015 sales were $189.1 million, down 9% from $207.2 million in the same period last year. Unfavorable foreign exchange reduced sales by approximately $16.4 million, or 8%. Organic sales decreased by 3% in the quarter, primarily driven by softer industrial end-markets in North America and transportation end-markets in China. For the quarter, the recently acquired Thermoplay business contributed $4.6 million in sales.

•
Operating profit in the third quarter was $27.3 million, compared to $33.2 million in the prior year period. The decline in operating profit was driven by lower sales volumes, unfavorable foreign exchange, lower productivity, and $1.9 million of short-term purchase accounting and acquisition costs related to the Thermoplay acquisition. These items were offset in part by lower employee related costs this year, and the absence of $0.9 million in Männer short-term purchase accounting adjustments and $0.5 million of Saline restructuring charges taken last year. Excluding the Thermoplay related charges this year, and the Männer and Saline charges last year, adjusted operating profit of $29.2 million was down 16% from $34.6 million a year ago. Adjusted operating margin was 15.4%, down 130 bps from last year’s adjusted operating margin of 16.7%.

Aerospace

•
Third quarter 2015 sales were $102.3 million, down 7% from $110.4 million in the same period last year. Growth in Aerospace Aftermarket sales, primarily driven by a significant increase in spare parts, was offset by lower Aerospace original equipment manufacturing (“OEM”) sales.

•
Operating profit was $16.4 million for the third quarter of 2015, down 7% from $17.7 million in the prior year period. The operating profit decrease was primarily due to a $2.8 million charge related to a contract termination dispute and the lower profit on reduced sales volume in the OEM business. Partially offsetting these items were higher profit contributions from increased sales in Aftermarket spare parts and Component Repair Programs, and lower employee related costs. Operating margin was 16.1% in the quarter, a 10 bps increase from last year. Excluding the contract termination charge, operating margin in the quarter would have been 18.8% or 280 basis points higher than a year ago driven by the favorable Aftermarket mix.

•
Aerospace backlog was $560 million at the end of the third quarter of 2015, up 10% year-over-year, and up 5% sequentially from the second quarter of 2015 primarily due to orders received in support of the Trent XWB engine program for the Airbus A350.

Additional Information

•	Interest expense increased $0.2 million to $2.6 million in the third quarter primarily as a result of a higher average interest rate, partially offset by lower average borrowings.

•
The Company's effective tax rate from continuing operations for the third quarter of 2015 was 19.2% compared with 28.1% in the third quarter of 2014 and 27.6% for the full year 2014. The effective tax rate decrease in the third quarter 2015 over the full year 2014 rate is primarily due to the recognition of a tax benefit related to a refund of withholding taxes that were previously paid and included in tax expense in prior years, partially offset by the expiration of certain tax holidays.

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2015 Outlook
Barnes Group now expects 2015 organic revenue growth of approximately 1%, down from our previous expectation of 4% to 6%, with total revenue down 3% to 4% after consideration of unfavorable foreign exchange of 5%. Operating margins are forecasted to be about 16.5%. GAAP earnings from continuing operations are now expected to be in the range of $2.40 to $2.45 per diluted share. Excluding the Männer and Thermoplay purchase adjustments, the Aerospace charge related to a contract termination dispute, and the tax refund benefit recorded in the third quarter, adjusted diluted earnings per share from continuing operations is expected to be in the range of $2.42 to $2.47, up 3% to 5% from 2014’s adjusted diluted earnings per share of $2.34. Further, the Company now anticipates capital expenditures of approximately $50 million and cash conversion to be greater than 100% of net income.

Pension Update
Barnes Group is taking action to reduce the size and potential volatility of its U.S. pension plan obligation. The Company has recently offered approximately 1,300 former employees an option to receive a lump sum distribution of their vested benefits by the end of 2015. This represents approximately 17% of Barnes Group’s U.S. pension plan obligations. No additional funding of the pension trust is required for this transaction, as all distributions will be made out of existing plan assets. The plan’s funded status is expected to remain materially unchanged as a result of this offer. The Company also expects to record a non-cash pension settlement charge in the fourth quarter, based on the level of acceptance. This charge will be excluded from adjusted earnings.
Conference Call
Barnes Group Inc. will conduct a conference call with investors to discuss third quarter 2015 results at 8:30 a.m. ET today, October 23, 2015. The public may access the conference through a live audio webcast available on the Investor Relations section of Barnes Group’s website at www.BGInc.com. The conference is also available by direct dial at (877) 201-0168 in the U.S. or (647) 788-4901 outside of the U.S.; Conference ID 98069470. Supplemental materials will be posted to the Investor Relations section of the Company's website prior to the conference call.
In addition, the call will be recorded and available for playback from 12:00 p.m. (ET) on Friday, October 23, 2015 until 11:59 p.m. (ET) on Friday, October 30, 2015, by dialing (404) 537-3406; Conference ID 98069470.

About Barnes Group
Founded in 1857, Barnes Group Inc. (NYSE: B) is an international industrial and aerospace manufacturer and service provider, serving a wide range of end markets and customers. The highly engineered products, differentiated industrial technologies, and innovative solutions delivered by Barnes Group are used in far-reaching applications that provide transportation, manufacturing, healthcare products, and technology to the world. Barnes Group’s approximately 4,700 skilled and dedicated employees, at more than 60 locations worldwide, are committed to achieving consistent and sustainable profitable growth. For more information, visit www.BGInc.com.

Forward-Looking Statements
This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements often address our expected future operating and financial performance and financial condition, and often contain words such as "anticipate," "believe," "expect," "plan," "strategy," "estimate," "project," and similar terms. These forward-looking statements do not constitute guarantees of future performance and are subject to a variety of risks and uncertainties that may cause actual results to differ materially from those expressed in the forward-looking statements. These include, among others: difficulty maintaining relationships with employees, including unionized employees, customers, distributors, suppliers, business partners or governmental entities; failure to successfully negotiate collective bargaining agreements or potential strikes, work stoppages or other similar events; difficulties leveraging market opportunities; changes in

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market demand for our products and services; rapid technological and market change; the ability to protect intellectual property rights; introduction or development of new products or transfer of work; higher risks in international operations and markets; the impact of intense competition; acts of terrorism, cybersecurity attacks or intrusions that could adversely impact our businesses; and other risks and uncertainties described in documents filed with or furnished to the Securities and Exchange Commission ("SEC") by the Company, including, among others, those in the Management's Discussion and Analysis of Financial Condition and Results of Operations and Risk Factors sections of the Company's filings. The risks and uncertainties described in our periodic filings with the SEC include, among others, uncertainties relating to conditions in financial markets; currency fluctuations and foreign currency exposure; future financial performance of the industries or customers that we serve; our dependence upon revenues and earnings from a small number of significant customers; a major loss of customers; inability to realize expected sales or profits from existing backlog due to a range of factors, including changes in customer sourcing decisions, material changes, production schedules and volumes of specific programs; the impact of government budget and funding decisions; changes in raw material or product prices and availability; integration of acquired businesses; restructuring costs or savings; the continuing impact of prior acquisitions and divestitures, including the acquisitions of the Thermoplay and Priamus businesses, and any other future strategic actions, including acquisitions, divestitures, restructurings, or strategic business realignments, and our ability to achieve the financial and operational targets set in connection with any such actions; the outcome of pending and future legal, governmental, or regulatory proceedings and contingencies and uninsured claims; future repurchases of common stock; future levels of indebtedness; and numerous other matters of a global, regional or national scale, including those of a political, economic, business, competitive, environmental, regulatory and public health nature. The Company assumes no obligation to update its forward-looking statements.

Contact:
Barnes Group Inc.
William Pitts
Director, Investor Relations
860.583.7070

# # #

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BARNES GROUP INC.
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share data)
(Unaudited)

	Three months ended September 30,			Nine months ended September 30,
	2015	2014	% Change	2015	2014	% Change
Net sales	$291,434	$317,659	(8.3)	$906,949	$951,832	(4.7)

Cost of sales	191,132	206,410	(7.4)	593,609	632,671	(6.2)
Selling and administrative expenses	56,555	60,364	(6.3)	175,049	187,770	(6.8)
	247,687	266,774	(7.2)	768,658	820,441	(6.3)
Operating income	43,747	50,885	(14.0)	138,291	131,391	5.3

Operating margin	15.0%	16.0%		15.2%	13.8%

Interest expense	2,637	2,435	8.3	7,944	8,558	(7.2)
Other (income) expense, net	(545)	741	NM	(228)	1,768	NM
Income from continuing operations before income taxes	41,655	47,709	(12.7)	130,575	121,065	7.9

Income taxes	7,984	13,407	(40.4)	33,601	33,782	(0.5)

Income from continuing operations	33,671	33,877	(1.8)	96,974	86,858	11.1

Loss from discontinued operations, net of income taxes	—	(425)	NM	—	(425)	NM

Net income	$33,671	$33,877	(0.6)	$96,974	$86,858	11.6

Common dividends	$6,587	$5,988	10.0	$19,713	$17,925	10.0

Per common share:

Basic:
Income from continuing operations	$0.61	$0.63	(3.2)	$1.76	$1.6	0.1
Loss from discontinued operations, net of income taxes	—	(0.01)	NM	—	(0.01)	NM
Net income	$0.61	$0.62	(1.6)	$1.76	$1.59	10.7

Diluted:
Income from continuing operations	$0.61	$0.62	(1.6)	$1.74	$1.57	10.8
Loss from discontinued operations, net of income taxes	—	(0.01)	NM	—	(0.01)	NM
Net income	$0.61	$0.61	—	$1.74	$1.56	11.5

Dividends	0.12	0.11	9.1	0.36	0.33	9.1

Weighted average common shares outstanding:
Basic	55,199,315	54,879,329	0.6	55,140,774	54,756,794	0.7
Diluted	55,588,092	55,509,658	0.1	55,647,971	55,803,370	(0.3)

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BARNES GROUP INC.
OPERATIONS BY REPORTABLE BUSINESS SEGMENT
(Dollars in thousands)
(Unaudited)

	Three months ended September 30,				Nine months ended September 30,
	2015	2014	% Change		2015	2014	% Change
Net sales
Industrial	$189,106	$207,230	(8.7)		$592,044	$623,886	(5.1)
Aerospace	102,329	110,429	(7.3)		314,910	327,951	(4.0)
Intersegment sales	(1)	—	NM		(5)	(5)	—
Total net sales	$291,434	$317,659	(8.3)		$906,949	$951,832	(4.7)

Operating profit
Industrial	$27,304	$33,205	(17.8)		$88,262	$81,344	8.5
Aerospace	16,443	17,680	(7.0)		50,029	50,047	—
Total operating profit	$43,747	$50,885	(14.0)		$138,291	$131,391	5.3

Operating margin			Change				Change
Industrial	14.4%	16.0%	(160)	bps.	14.9%	13.0%	190	bps.
Aerospace	16.1%	16.0%	10	bps.	15.9%	15.3%	60	bps.
Total operating margin	15.0%	16.0%	(100)	bps.	15.2%	13.8%	140	bps.

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BARNES GROUP INC.
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)
(Unaudited)

	September 30, 2015	December 31, 2014
Assets
Current assets
Cash and cash equivalents	$65,763	$46,039
Accounts receivable	275,055	275,890
Inventories	213,321	212,044
Deferred income taxes	27,759	31,849
Prepaid expenses and other current assets	28,969	22,574
Total current assets	610,867	588,396

Deferred income taxes	2,750	10,061
Property, plant and equipment, net	310,220	299,435
Goodwill	595,131	594,949
Other intangible assets, net	528,051	554,694
Other assets	31,059	26,350
Total assets	$2,078,078	$2,073,885

Liabilities and Stockholders' Equity
Current liabilities
Notes and overdrafts payable	$10,509	$8,028
Accounts payable	105,413	94,803
Accrued liabilities	131,356	161,397
Long-term debt - current	1,523	862
Total current liabilities	248,801	265,090

Long-term debt	467,962	495,844
Accrued retirement benefits	107,564	115,057
Deferred income taxes	69,946	70,147
Other liabilities	22,254	15,954

Total stockholders' equity	1,161,551	1,111,793
Total liabilities and stockholders' equity	$2,078,078	$2,073,885

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BARNES GROUP INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)
(Unaudited)

	Nine months ended September 30,
	2015	2014
Operating activities:
Net income	$96,974	$86,858
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	59,249	62,556
Amortization of convertible debt discount	—	731
(Gain) loss on disposition of property, plant and equipment	(1,269)	103
Stock compensation expense	6,934	5,453
Withholding taxes paid on stock issuances	(4,898)	(4,357)
Loss on the sale of businesses	—	1,586
Changes in assets and liabilities, net of the effect of acquisitions:
Accounts receivable	2,221	(26,648)
Inventories	(3,593)	(8,481)
Prepaid expenses and other current assets	(7,617)	(3,074)
Accounts payable	8,667	8,237
Accrued liabilities	(10,647)	8,630
Deferred income taxes	4,741	(6,942)
Long-term retirement benefits	(166)	(6,400)
Other	2,481	3,519
Net cash provided by operating activities	153,077	121,771

Investing activities:
Proceeds from disposition of property, plant and equipment	3,311	627
Payments for the sale of businesses	—	(1,181)
Change in restricted cash	—	4,886
Capital expenditures	(31,412)	(43,594)
Business acquisitions, net of cash acquired	(43,485)	—
Component Repair Program payments	(19,000)	(41,000)
Other	—	(1,030)
Net cash used by investing activities	(90,586)	(81,292)

Financing activities:
Net change in other borrowings	2,491	24,663
Payments on long-term debt	(137,699)	(183,673)
Proceeds from the issuance of long-term debt	107,766	158,883
Payment of assumed liability to Otto Männer Holding AG	—	(19,796)
Premium paid on convertible debt redemption	—	(14,868)
Proceeds from the issuance of common stock	11,183	10,323
Common stock repurchases	(12,082)	(8,389)
Dividends paid	(19,713)	(17,925)
Excess tax benefit on stock awards	2,621	4,625
Other	6,341	(185)
Net cash used by financing activities	(39,092)	(46,342)

Effect of exchange rate changes on cash flows	(3,675)	(1,986)
Increase (decrease) in cash and cash equivalents	19,724	(7,849)

Cash and cash equivalents at beginning of period	46,039	70,856
Cash and cash equivalents at end of period	$65,763	$63,007

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BARNES GROUP INC.
RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW
(Dollars in thousands)
(Unaudited)

	Nine months ended September 30,
	2015	2014
Free cash flow:
Net cash provided by operating activities	$153,077	$121,771
Capital expenditures	(31,412)	(43,594)
Free cash flow (1)	$121,665	$78,177

Notes:
(1) The Company defines free cash flow as net cash provided by operating activities less capital expenditures. The Company believes that the free cash flow metric is useful to investors and management as a measure of cash generated by business operations that can be used to invest in future growth, pay dividends, repurchase stock and reduce debt. This metric can also be used to evaluate the Company's ability to generate cash flow from business operations and the impact that this cash flow has on the Company's liquidity.

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BARNES GROUP INC.
NON-GAAP FINANCIAL MEASURE RECONCILIATION
(Dollars in thousands, except per share data)
(Unaudited)

	Three months ended September 30,				Nine months ended September 30,
	2015	2014	% Change		2015	2014	% Change
SEGMENT RESULTS
Operating Profit - Industrial Segment (GAAP)	$27,304	$33,205	(17.8)		$88,262	$81,344	8.5
Männer short-term purchase accounting adjustments	—	930			1,481	7,712
Restructuring charges	—	501			—	5,553
Thermoplay acquisition transaction costs	706	—			706	—
Thermoplay short-term purchase accounting adjustments	1,147	—			1,147	—
Operating Profit - Industrial Segment as adjusted (Non-GAAP) (1)	$29,157	$34,636	(15.8)		$91,596	$94,609	(3.2)

Operating Margin - Industrial Segment (GAAP)	14.4%	16.0%	(160)	bps.	14.9%	13.0%	190	bps.
Operating Margin - Industrial Segment as adjusted (Non-GAAP) (1)	15.4%	16.7%	(130)	bps.	15.5%	15.2%	30	bps.

Operating Profit - Aerospace Segment (GAAP)	$16,443	$17,680	(7.0)		$50,029	$50,047	—
Contract termination dispute charge	2,788	—			2,788	—
Operating Profit - Aerospace Segment as adjusted (Non-GAAP) (1)	$19,231	$17,680	8.8		$52,817	$50,047	5.5

Operating Margin - Aerospace Segment (GAAP)	16.1%	16.0%	10	bps.	15.9%	15.3%	60	bps.
Operating Margin - Aerospace Segment as adjusted (Non-GAAP) (1)	18.8%	16.0%	280	bps.	16.8%	15.3%	150	bps.
CONSOLIDATED RESULTS
Operating Income (GAAP)	$43,747	$50,885	(14.0)		$138,291	$131,391	5.3
Männer short-term purchase accounting adjustments	—	930			1,481	7,712
Restructuring charges	—	501			—	5,553
Contract termination dispute charge	2,788	—			2,788	—
Thermoplay acquisition transaction costs	706	—			706	—
Thermoplay short-term purchase accounting adjustments	1,147	—			1,147	—
Operating Income as adjusted (Non-GAAP) (1)	$48,388	$52,316	(7.5)		$144,413	$144,656	(0.2)

Operating Margin (GAAP)	15.0%	16.0%	(100)	bps.	15.2%	13.8%	140	bps.
Operating Margin as adjusted (Non-GAAP) (1)	16.6%	16.5%	10	bps.	15.9%	15.2%	70	bps.

Diluted Income from Continuing Operations per Share (GAAP)	$0.61	$0.62	(1.6)		$1.74	$1.57	10.8
Männer short-term purchase accounting adjustments	—	0.01			0.02	0.10
Restructuring charges	—	0.01			—	0.06
Tax benefit recognized for refund of withholding taxes	(0.05)	—			(0.05)	—
Contract termination dispute charge	0.03	—			0.03	—
Thermoplay acquisition transaction costs	0.01	—			0.01	—
Thermoplay short-term purchase accounting adjustments	0.01	—			0.01	—
Diluted Income from Continuing Operations per Share as adjusted (Non-GAAP) (1)	$0.61	$0.64	(4.7)		$1.76	$1.73	1.7

	Full-Year 2014		Full-Year 2015 Outlook
Diluted Income from Continuing Operations per Share (GAAP)	$2.16		$2.40	to	$2.45
Männer short-term purchase accounting adjustments	0.11			0.02
Restructuring charges	0.07			—
Tax benefit recognized for refund of withholding taxes	—			(0.05)
Contract termination dispute charge	—			0.03
Thermoplay acquisition transaction costs	—			0.01
Thermoplay short-term purchase accounting adjustments	—			0.01
Diluted Income from Continuing Operations per Share as adjusted (Non-GAAP) (1)	$2.34		$2.42	to	$2.47

Notes:
(1) The Company has excluded the following from its "as adjusted" financial measurements: 1) short-term purchase accounting adjustments related to its Männer acquisition in 2015 and 2014, 2) restructuring charges related to the closure of production operations at its Associated Spring facility located in Saline, Michigan in 2014, 3) transaction costs and short-term purchase accounting adjustments related to its Thermoplay acquisition in 2015, 4) certain charges recorded in the Aerospace segment in the third quarter of 2015 related to a contract termination dispute following a customer sourcing decision and 5) a tax benefit recognized in the third quarter of 2015 related to a refund of withholding taxes that were previously paid and included in tax expense in prior years. Management believes that these adjustments provide the Company and its investors with an indication of our baseline performance excluding items that are not considered to be reflective of our ongoing results. Management does not intend results excluding the adjustments to represent results as defined by GAAP, and the reader should not consider it as an alternative measurement calculated in accordance with GAAP, or as an indicator of the Company's performance. Accordingly, the measurements have limitations depending on their use.